UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCANA Corporation
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation or organization)

57-0784499
(I.R.S. Employer Identification Number)

100 SCANA Parkway, Cayce, South Carolina 29033; (803) 217-9000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ronald T. Lindsay, Esq. Senior Vice President and General Counsel SCANA Corporation 100 SCANA Parkway, Cayce, South Carolina 29033 (803) 217-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:
John W. Currie, Esq. McNair Law Firm, P.A. 1221 Main Street, 18th Floor Columbia, SC 29201 (803) 799-9800
Approximate date of commencement of proposed sale to the public: Upon the effectiveness of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   [   ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   [   ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [X]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [   ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock	2,712,348 shares	(1)	(1)	(1)

(1)
All of the shares of common stock registered hereunder are unsold securities that were previously registered on an expiring registration statement on Form S-3 (File No. 333-191756) filed on October 16, 2013 (the “Prior Registration Statement”), and no new securities are being registered hereunder. Pursuant to Rule 415(a)(6) under the Securities Act, the registrant is applying the $15,882 portion of the previously paid registration fee allocable to the unsold securities from the Prior Registration Statement in payment of the registration fee for this registration statement. In accordance with Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement is deemed terminated as of the date of effectiveness of this registration statement.

SCANA CORPORATION
100 SCANA Parkway
Cayce, South Carolina 29033
COMMON STOCK
SCANA INVESTOR PLUS PLAN
PROSPECTUS
SCANA Corporation (“SCANA”) hereby offers participation in its SCANA Investor Plus Plan (the “Plan”). The Plan is designed to provide investors with a convenient way to purchase shares of SCANA common stock and to reinvest in SCANA common stock all or a portion (not less than 10%) of the cash dividends paid on their SCANA common stock.
The Plan may purchase shares on the open market or directly from SCANA. The price of shares purchased on the open market for an investment date will be the weighted average purchase price (including commissions and any related service charges and taxes) of all shares purchased for the Plan for that investment date. The price of shares purchased directly from SCANA for an investment date will be the average of the high and low sales prices of SCANA common stock (for purchases other than pursuant to Requests for Waiver, the average on the trading day immediately preceding the investment date is used, and for purchases pursuant to Requests for Waiver, the average on the investment date is used).
This prospectus relates to 2,712,348 shares of SCANA common stock registered for purchase pursuant to the Plan.
SCANA common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “SCG.”
Investing in SCANA common stock involves risks. See “Risk Factors” on page 13 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2016.

TABLE OF CONTENTS
About This Prospectus        1
Plan Features—Frequently Asked Questions        1
Plan Fees        3
Who Administers the Plan        3
Who Pays the Plan’s Costs        3
How to Enroll in the Plan        3
Cash Investments        4
When Shares are Purchased        5
Summary of Important Dates        5
Price of Purchased Shares        5
Plan Statements        6
How to Deposit Shares into the Plan        6
How to Obtain Share Certificates        7
Sales of Shares        7
Transfers and Gifts of Shares        8
Terminating Participation        8
Certain Federal Income Tax Consequences of Plan Participation        9
Stock Splits, Stock Dividends and Rights Offerings        10
Voting Rights        10
Requests for Waiver        10
Liability Limitation        12
Changes to the Plan        12
Acceptance of Terms and Conditions of the Plan by Participants        12
Description of SCANA and Subsidiaries        12
Risk Factors        13
Use of Proceeds        13
Experts        13
Legal Matters        13
Where You Can Find More Information        13
If There Are Inconsistencies        14
Contact Information        15

i

ABOUT THIS PROSPECTUS
When this prospectus uses the words “SCANA,” “we,” “us,” and “our,” they refer to SCANA Corporation, unless otherwise expressly stated or the context otherwise requires.
SCANA has appointed Wells Fargo Shareowner Services as the Plan Administrator (“Plan Administrator”). This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock pursuant to the Plan. All shares of our common stock sold under the Plan will be sold under that registration statement.
This prospectus provides you with a general description of the Plan. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Please carefully read this prospectus, together with the registration statement, the exhibits thereto and the additional information regarding us, our business and the risks we face in our business and operations before making an investment decision.
You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus and the documents incorporated by reference herein is accurate only as of the dates such information is or was presented, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.
We are not offering the common stock pursuant to the Plan in any state where the offer is not permitted. We utilize the services of a registered broker-dealer as necessary to effect securities transactions under the Plan.
PLAN FEATURES—FREQUENTLY ASKED QUESTIONS
The Plan offers a convenient and economical way to buy, hold and sell shares of SCANA common stock. Below are some frequently asked questions and answers about the Plan:

(1)
Who is eligible to participate in the Plan? You may participate in the Plan if you are a resident of, or are organized or incorporated under, or have your principal place of business in, the United States or any of its territories or possessions. Citizens or residents of a country other than the United States, its territories and possessions are eligible to participate if their participation would not violate laws applicable to them or to SCANA.

(2)	What is the minimum initial investment for the purchase of shares by a person who is not currently a SCANA stockholder? $250

(3)
What are our minimum and maximum cash investments? Our minimum cash investment is $25 per investment and our maximum is $300,000 in the aggregate per calendar year, except that we may waive the maximum annual limit on a case-by-case basis in our sole discretion (see “Requests for Waiver”).

(4)
How is the price of purchased shares determined? For shares purchased on the open market for an investment date, the price of your shares will be the weighted average purchase price of all shares purchased for the Plan that investment day. This will include brokerage commissions, any related service charges and taxes. For shares purchased directly from SCANA other than pursuant to Requests for Waiver (see “Requests for Waiver”), we average (rounded up to four decimal places) the high and low sales prices of SCANA common stock on the trading date prior to an investment date. For shares purchased on the open market, a commission is charged (see “Plan Fees”). There is no commission charge if shares are purchased directly from SCANA. See “Requests for Waiver” for information regarding the price at which shares are purchased pursuant to a Request for Waiver.

(5)	What is the source of stock purchased through the Plan? At SCANA’s discretion, stock for the Plan will be purchased on the open market or directly from SCANA.

(6)
How can I purchase additional shares? Subject to minimum and maximum investment amounts, additional cash investments in the SCANA Plan may be made at any time by check or by authorizing one-time or recurring automatic bank withdrawals from a U.S. or Canadian financial institution. The dollars you invest, less any applicable commissions on open-market purchases (see “Plan Fees”) will go towards purchasing whole and fractional shares.

Check – To make an investment by check, complete and return a Transaction Request Form (attached to your account statement) together with your payment. The check must be made payable to “Shareowner Services” in U.S. dollars.

One-time or recurring automatic withdrawals – You can make a one-time, semi-monthly or monthly automatic withdrawal from a designated checking or savings account at a qualified financial institution by signing on to shareowneronline.com (see “Cash Investments—Automatic Investments”).

(7)
How often are shares purchased by the Plan? Except in the case of shares purchased pursuant to Requests for Waiver, purchases are made generally within five (5) trading days from receipt of your investment amount. Shares purchased pursuant to Requests for Waiver are purchased as described in “Requests for Waiver.”

(8)
When are statements sent? A statement will be mailed to you every time you have activity in your account, such as a purchase, withdrawal or sale. In connection with purchases made pursuant to a Request for Waiver, a statement will be mailed at the end of the associated pricing period. Also, even if you have no activity in your account an annual statement will be mailed in January of each year. You should keep your statements. You will need them for tax purposes. Duplicate statements may be ordered. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

(9)
Can I transfer shares from one account to another? You can transfer ownership, gift your shares or request a name change in your SCANA Plan account by completing and submitting a Stock Power Form. This form, along with instructions can be accessed and printed through shareowneronline.com. Please note that you must obtain a Medallion Signature Guarantee for any transfer of shares. If you need additional assistance regarding the transfer of your shares, please contact the Plan Administrator (see “Contact Information”).

(10)
How can I request a stock certificate for shares in my Plan account? All requests for stock certificates must be received in writing. You may complete and return a Transaction Request Form (attached to your account statement). Certificates cannot be issued for partial shares.

(11)
Can shares held in a brokerage account be part of the Plan? No. Shares of SCANA common stock that are held on your behalf by a bank or broker (in “street name”) cannot participate in the Plan. However, you can instruct the bank or broker to transfer at least one share to a book-entry Direct Registration Shares (“DRS”) account registered in your name. Once the transfer is complete, you will receive a statement showing the deposit of shares to book-entry DRS. Upon receipt of the statement, you can enroll any such shares in the Plan as an existing registered shareowner and thereby avoid the initial minimum investment, but any shares remaining in street name will remain outside the Plan.

(12)
Are reinvested dividends taxable income? Yes. Dividends are taxable income even if they are reinvested. The Plan Administrator will mail you a 1099-DIV form or forms indicating your dividend income for the year.

(13)
Can I receive dividends in cash for shares held in a Plan account? You must reinvest at least 10% of the dividends that you receive on each share held in a Plan account, but the remainder of the dividends may be paid to you in cash. Your reinvestment options are:

•
Full dividend reinvestment — All cash dividends payable on shares held in the Plan, along with any shares held in certificated form or through book-entry direct registration, will be used to purchase additional shares. The participant will not receive cash dividends from SCANA; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account.

•
Partial dividend reinvestment by percentage — A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied against the total shares held in the Plan, along with any shares held in certificated form or held through book-entry direct registration. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

You may change your reinvestment option at any time by going online, calling or sending written notice to the Plan Administrator (see “Contact Information”). Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

(14)
Can I receive my cash dividends by direct deposit? Yes. For electronic direct deposit of any dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form. The participant should include a voided check for checking account deposits or a deposit slip for savings account deposits from the bank account for which to set up the direct deposit. If the shares are jointly owned, all owners must sign the form.

PLAN FEES
The Plan Administrator charges certain fees to participants in connection with the Plan and reserves the right to impose or modify any or all such fees in the future. A copy of the current fee schedule is set forth below and is also available on the Plan’s webpage at shareowneronline.com. Changes in the Plan fee schedule will be announced to participants approximately 30 days prior to the effective date. Any such change will be deemed to be accepted by participants who do not terminate participation in the Plan prior to the effective date of the change.

Schedule of Fees
Investment fees
Initial enrollment (new investors only)	Company Paid
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	$0.06
Optional cash purchase trading commission per share	$0.06
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.10
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year
WHO ADMINISTERS THE PLAN
SCANA has appointed Wells Fargo Shareowner Services, a division of Wells Fargo Bank N.A., (the “Plan Administrator”), to serve as the administrator of the Plan. For information about the Plan, contact the Plan Administrator through shareowneronline.com, or by telephone to speak with a Shareowner Relations Specialist (see “Contact Information”).
WHO PAYS THE PLAN’S COSTS
SCANA pays all of the administrative costs of the Plan. Plan participants are responsible for brokerage commissions associated with open-market purchases of shares and certain commissions associated with sales of shares and for certain other expenses as set forth in “Plan Fees.”
HOW TO ENROLL IN THE PLAN
If you are an existing registered shareholder:
If your shares are currently registered in your name with SCANA, not held by your broker or bank in their name, you can enroll through shareowneronline.com or by submitting an Account Authorization Form by mail (see “Contact Information”).
If you are a new investor:
If you do not already own SCANA shares registered in your name, you can enroll in the Plan by submitting a completed Account Authorization Form along with your initial investment. You may enroll through shareowneronline.com and authorize an automatic withdrawal from your bank account, or you may enroll through the mail by sending the Account Authorization Form along with a check (see “Contact Information”). There is a $250 minimum initial investment.

If you own shares in street name:
If you currently own shares of SCANA common stock that are held on your behalf by a bank or broker (in “street name”), you can instruct the bank or broker to transfer at least one share to a book-entry Direct Registration Shares (“DRS”) account registered in your name. Once the process is complete, you will receive a statement showing the deposit of shares to book-entry DRS. Upon receipt of the statement, you can enroll any such shares in the Plan as an existing registered shareowner and thereby avoid the initial minimum investment, but any shares remaining in street name will remain outside the Plan.
Below is some important information about dividend record dates and dividend payment dates that will affect reinvestment of your dividends.
SCANA’s Board of Directors sets dividend record dates and payment dates on a quarterly basis; however, the following approximate dates have generally applied in the past:

Record Date	Payment Date
around December 10	around January 1
around March 10	around April 1
around June 10	around July 1
around September 10	around October 1
If your account is enrolled for reinvestment of dividends before a record date, your dividends can be reinvested on the next dividend payment date. For instance, if you enroll prior to December 10, your January 1 dividend can be reinvested.
CASH INVESTMENTS
Purchases and Timing
Any initial, recurring, or one-time optional cash investment will be invested generally within five (5) trading days, and no later than 35 trading days, except where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934 or other applicable provisions of securities law. In making purchases for the participant’s account, the Plan Administrator may commingle the participant’s funds with those of other participants of the Plan. Purchases may be subject to certain fees and conditions (see “Plan Fees”).
Checks – To make an investment by mail, payments must be in U.S. dollars and drawn on a U.S. or Canadian financial institution. Cash, money orders, traveler’s checks or third party checks are not accepted.
Automatic Investments — A participant may set up a one-time, semi-monthly or monthly automatic withdrawal from a designated bank account. The request may be submitted online or by sending an Account Authorization Form by mail (see “Contact Information”). Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about the 10th and/or 25th of each month as you elect and will be invested in SCANA common stock within five trading days. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.
Dividend Reinvestment – The Plan Administrator will invest SCANA dividend funds as soon as administratively possible and no later than 30 trading days, following the dividend payable date.
Participants’ funds held by the Plan Administrator will not earn interest. A refund request for an optional cash investment made by check must be received in writing by the Plan Administrator not less than two (2) trading days before such amount is to be invested.
In the case of each purchase, the price at which the Plan Administrator shall be deemed to have acquired SCANA common stock for the participant’s account shall be the weighted average price of all shares purchased plus any per share fees. Depending on the number of shares being purchased and current trading volumes in the shares, purchases may be executed in multiple transactions that may occur on more than one day. The affiliated broker will receive a commission on these purchases. The Plan Administrator will hold the common stock for the benefit of all participants together in its name or in the name of the nominee.
The Plan Administrator shall have no liability in connection with any inability to purchase common stock, the timing of any purchases or the value of SCANA common stock acquired for the participant’s account.

If any optional cash investment, including payment by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from the participant’s account any common stock purchased with such funds, and will sell these shares. The Plan Administrator may also sell additional common stock in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.
Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.
You may purchase additional shares of SCANA common stock with cash investments. Once you are enrolled in the Plan, you may send investments to Wells Fargo Shareowner Services for at least the minimum investment and not more than the maximum investment per calendar year (see “Investment Summary” below), except that SCANA may waive the maximum limit on a case-by-case basis in our sole discretion (see “Requests for Waiver”). All checks must be made payable to “Shareowner Services” in U.S. dollars. A fee will be charged against your Plan account for each check or one-time, semi-monthly or monthly automatic withdrawal from a designated bank account that is returned or declined by the bank for any reason (see “Plan Fees”).

Investment Summary
Minimum cash investments
Minimum one-time initial purchase for new Plan participants	$250.00
Minimum one-time optional cash investment for existing Plan participants	$25.00
Minimum recurring automatic optional cash investments for existing Plan participants	$25.00
Maximum annual optional cash investment	$300,000.00
WHEN SHARES ARE PURCHASED
Shares are purchased generally within five (5) trading days from receipt of your investment amount for purchases other than pursuant to Requests for Waiver. See “Requests for Waiver” for a description of purchases pursuant to Requests for Waiver.
SUMMARY OF IMPORTANT DATES
Dividend Record Date: If you own stock on a record date, you will receive the next dividend payment.
Dividend Payment Date: Date the dividend is paid.
Investment Dates: Generally at least once every 5 trading days other than to Requests for Waiver. Varies for investments pursuant to Requests for Waiver (see “Requests for Waiver”).
Investment Due Date: For investments other than pursuant to Requests for Waiver, one trading day prior to the investment date. For investments pursuant to Requests for Waiver, 1:00 p.m., Eastern Time, on the business day immediately preceding the applicable pricing period.
Sale Dates: Your shares may be sold at least once every trading day if we have received requests to sell shares.
PRICE OF PURCHASED SHARES
The price of shares purchased on the open market for any investment date will be the weighted average of the purchase prices, including a brokerage commission, any related service charges and applicable taxes, for all shares purchased for the Plan for that investment date.
The price of shares purchased directly from SCANA for an investment date will be the average of the high and low sales prices of our common stock, rounded to four decimal places, on the New York Stock Exchange as reported by Bloomberg LP. For purchases other than pursuant to Requests for Waiver, the average on the trading day immediately preceding the investment date is used, and for purchases pursuant to Requests for Waiver, the average on the investment date is used.

As you know, the price of common stock fluctuates daily, and we have no control over this. You must bear the market risk associated with fluctuations in the price of common stock.
We allocate shares to three decimal places, so be aware that there will usually be a partial share in your Plan account. This practice allows full investment of your dividends and cash investments.
PLAN STATEMENTS
Statements will be mailed as follows:

(1)	after each quarterly dividend is paid;

(2)	after investments for those who send in cash investments other than pursuant to a Request for Waiver;

(3)	after the end of the applicable pricing period for those who send in a cash investment pursuant to a Request for Waiver;

(4)	after any other account activity such as a sale or withdrawal of shares; and

(5)	in January of each year.
The statements show the date of each purchase, the amount invested, the share price paid and the number of shares purchased with each investment, as well as the accumulated total shares held in your Plan account. The statements also show any withdrawals or sales.
You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com. Statements give you the original cost of the shares. You will need this cost basis to determine gain or loss if you sell your shares. Duplicate statements may be ordered.
Your certificated shares (shares represented by actual stock certificates) will show on your statements reflecting dividend reinvestments and on statements mailed to you when you make optional cash payments.
A 1099-DIV form or forms will be mailed by January 31 of each year reporting the SCANA dividends received by you during the prior year. In addition, if you sell shares through the Plan, a 1099-B will be mailed by February 15 of each year, reporting the sales proceeds. All 1099-DIV and 1099-B forms will be filed with the IRS. You will need these forms for your income tax records.
HOW TO DEPOSIT SHARES INTO THE PLAN
You can deposit SCANA stock certificates registered in your name at any time. The Plan Administrator will provide safekeeping of your shares at no cost to you, including when you first enroll. To use this service, you must send your certificates to the Plan Administrator with a properly completed Transaction Request Form attached to your statement (see “Contact Information”).
Certificated shares that you deposit with the Plan Administrator are credited to your Plan account and thereafter are treated as if they were acquired under the Plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the Plan Administrator. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.
Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 3% of the current market value and request a return receipt.
Optional Mail Loss Insurance
Choosing registered, express or certified mail alone will not provide full protection should stock certificates mailed to you be lost or stolen in the mail. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen in the mail. The Plan Administrator can provide loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.
To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘WFSS Surety Program’, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.
Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.
HOW TO OBTAIN SHARE CERTIFICATES
You may obtain a stock certificate for any or all of the whole shares held in your Plan account at any time. Certificates cannot be issued for partial shares.
You may request a certificate by contacting the Plan Administrator (see “Contact Information”). You may use the Transaction Request Form attached to your statement for this purpose, or write a letter. A fee will be charged for issuing a replacement certificate.
SALES OF SHARES
Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of SCANA are traded. Depending on the number of SCANA shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.
Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good ‘Til Date Limit Order, Good‘Til Canceled Limit Order or Stop Order.

•
Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

•
Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

•
Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

•
Good ‘Til Date (GTD) Limit Order/Good ‘Til Canceled (GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

•
Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see “Plan Fees”). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.
A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.
A participant who wishes to sell shares currently held in certificate form may send them to the Plan Administrator for deposit and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.
SCANA’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Bank nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.
SCANA’s Insider Trading Policy provides that insider participants may not trade in SCANA’s common stock if in possession of material, nonpublic information about SCANA. Share sales by employees, Affiliates and Section 16 officers must be made in compliance with SCANA’s Insider Trading Policy.
The Plan Administrator requires signatures of all owners to sell shares; registered owners must sign as their name(s) appears on their account.
Please mail stock certificates by certified or registered mail.
The Plan Administrator sells shares on the open market at prevailing market prices. The price you will receive for your shares is the weighted average sales price of all shares sold by the Plan Administrator on the day of sale minus any fees and brokerage commission. We will mail the proceeds of your sale to you by first class mail. Sales are reported at year-end to both you and the Internal Revenue Service.
TRANSFERS AND GIFTS OF SHARES
To authorize a transfer or gift of SCANA shares, a participant must submit to the Plan Administrator a Stock Power Form with instructions to transfer ownership of shares. The Form can be found on the Plan’s website at shareowneronline.com. For additional assistance regarding the transfer of Plan shares, contact the Plan Administrator (see “Contact Information”). The Form will require a “Medallion Signature Guarantee” by a financial institution. A Medallion Signature Guarantee is a special guarantee for securities and may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union who participates in the Medallion Signature Guarantee program. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.
If a participant’s request to transfer all Plan shares in an account is received between a dividend record date and payable date, the request will be processed and a separate dividend check will be mailed to the participant.
If a participant’s investments or transfers are made to an existing account, dividends on the shares credited to such investments or transfers will be invested in accordance with the elections made by the existing account owner.
TERMINATING PARTICIPATION
You can terminate your participation in the Plan at any time by contacting the Plan Administrator. You can submit your request for termination online, by telephone or through the mail (see “Contact Information”). For your convenience, a Transaction Request Form is attached to your Plan statements. Complete the form by filling in the required fields and indicating your intention to terminate your participation in the Plan. Following termination, all future dividends will be paid to you in cash, unless you rejoin the Plan. If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the plan.
Retain shares – If you elect to keep your shares, the whole shares held in your Plan balance will be moved to book-entry direct registration. Any fractional shares will be sold at the market price, and you will receive a check for the proceeds (less any transaction fees and commissions — see “Plan Fees”).
Sell shares – If you choose to sell all of your shares, your sale proceeds, less applicable taxes and transaction fees and commissions, will be remitted to you via check. Or you can choose to have them directly deposited into your bank account.

If you terminate your participation in the Plan but do not indicate your preference to retain or sell your shares, the Plan shares will be moved to book-entry Direct Registration System (DRS) form until the Plan Administrator receives further instructions.
The Plan Administrator may terminate your participation in the Plan at any time upon prior notice to you.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PLAN PARTICIPATION
You are advised to consult your own advisor regarding the U.S. federal income tax consequences of participation in the Plan. The following is a brief summary of certain U.S. federal income tax consequences of participation in the Plan. It does not purport to be a comprehensive description of all tax consequences of participation in the Plan. This summary does not address all of the tax consequences that may be relevant to a participant in light of the participant’s particular circumstances or to participants that are subject to special rules.
Dividends paid by SCANA Corporation are considered taxable income whether paid in cash or reinvested. Any discount on the acquisition of shares will be reported as dividend income. The Plan Administrator will report to you and the Internal Revenue Service the amount of dividends paid to you in cash or reinvested for you on a Form 1099-DIV. For nonresident aliens or non-U.S. corporations, partnerships or other entities, the Plan Administrator reports dividend income on a Form 1042-S.
You will not realize a gain or loss for U.S. federal income tax purposes on the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize a gain or loss on the sale of any of your shares (including the receipt of cash for a fractional share) held in the Plan. The amount of gain or loss generally will be the difference between the amount you realize from the sale of the shares and your tax basis in those shares. Such gain or loss on the sale of whole or fractional shares will be long-term or short-term depending on your holding period for the shares. Your holding period for shares acquired through the Plan will begin on the day after the date the shares are credited to your account.
Your tax basis in shares acquired through the Plan, whether with reinvested dividends or with cash payments, will generally equal the amount paid for the shares, including any brokerage fee or commission, plus, to the extent applicable, the amount of any dividend that you are treated as having received as a result of any waiver discount.
For purposes of Form 1099-B reporting, the Plan Administrator uses the first-in, first-out (“FIFO”) method when determining the tax basis and holding period of shares sold unless otherwise instructed in writing by the participant. Effective January 1, 2012, the Plan qualified as a “dividend reinvestment plan” within the meaning of Treasury Regulation §1.1012-1(e)(6)(i), which enables participants to elect to use the average basis method when determining the tax basis of shares acquired through the Plan on or after January 1, 2012 or shares deposited into the Plan after January 1, 2012. Participants may designate their preference for the method of determining the tax basis by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time or may elect the average basis method for sales occurring after the date of their election. Federal tax regulations require the FIFO tax lot selection method after the average cost basis election has been made.
Dividends on shares and proceeds from the sale of shares held in the Plan generally will be subject to backup withholding tax (currently at a rate of 28%) unless you provide a properly completed IRS Form W-9 to the Plan Administrator.
A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign Entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will also be subject to potential FATCA withholding effective on January 1, 2019. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.
For taxable years beginning after December 31, 2012, certain U.S. participants that are individuals, estates or trusts will be subject to a 3.8% Medicare tax, in addition to regular tax on income and gains, on some or all of their “net investment income” which would generally include dividends or capital gains from the sale or other disposition of the shares, less certain deductions.
Account statements, which contain a detailed record of your purchase and sales, should be retained for tax purposes to assist with determining cost basis.

The above tax information is provided only as a guide. Since each stockholder’s financial situation is different, you should consult your individual tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of participation in the Plan.
STOCK SPLITS, STOCK DIVIDENDS AND RIGHTS OFFERINGS
Any stock dividends or stock splits distributed by SCANA on common stock held by the Plan Administrator for the participant will be credited to the participant’s account. This will include all whole and fractional shares.
In the event that SCANA makes available to its shareowners any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by SCANA resulting from the exercise of the rights will be issued directly to the participant.
VOTING RIGHTS
Participants in the Plan will receive voting materials and have the sole right to vote the common stock represented by the shares held for them in the Plan. In the event the participant does not provide direction for voting, the Plan shares will not be voted.
The participant is encouraged to read the information carefully. Votes may be submitted either online, by telephone or by returning the signed, dated proxy card. A participant’s shares will be voted in accordance with the most recent submitted instructions.
REQUESTS FOR WAIVER
Submission of Requests for Waiver. Optional cash investments of more than $300,000 annually (including any initial investments in excess of $300,000) (“Large Cash Purchase”) may be made only by investors that submit a request for waiver, including waiver discounts. Large Cash Purchase requests may be approved by us in our sole discretion at any time. Investors who wish to make Large Cash Purchases for any month should call (803) 217-9000 to determine if we will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case information will be provided about submitting a Large Cash Purchase Request Form.
Large Cash Purchase Request Forms may be obtained online at shareowneronline.com. Completed Large Cash Purchase requests must be delivered via email to WaiverDiscount@WellsFargo.com and WaiverDiscount@scana.com by no later than 1:00 p.m. Eastern Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. Any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) will be notified by return email or by telephone by 5:00 p.m. Eastern Time on the second business day before the first day of the applicable pricing period. The Administrator must receive funds relating to any approved Large Cash Purchase request by wire transfer to the designated account no later than 1:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period. All such funds received after 1:00 p.m. Eastern Time on such business day may be returned without interest.
Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of common stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of common stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of common stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of common stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $300,000 annually for which we have received Large Cash Purchase requests under the Plan.

Large Cash Purchases will be priced as follows:

•
To determine the purchase price of shares of common stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of common stock, subject to the qualifications described below. Each day in the pricing period on which shares of common stock are purchased is referred to as a “Purchase Date.” The price for shares of common stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average of the high and low sales prices, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.

•
We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

•
If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of common stock, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.

•
The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•
If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of common stock on the composite exchanges.

•	Neither we nor the Administrator are required to notify you that a threshold price has been established for any pricing period.

•
If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

•
We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 4.0% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•
Any investor purchasing shares of common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of common stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of common stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

•
If we elect to use the continuous settlement feature, shares of common stock will be credited to the Plan accounts of investors purchasing shares of common stock pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of common stock to be sold pursuant to a Large Cash Purchase request.

•
We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of common stock because the threshold price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of common stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.
We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $300,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver or within a pricing period as determined by us.
LIABILITY LIMITATION
Neither SCANA nor the Plan Administrator will be liable for any act (or omission to act) done in good faith. This applies without limitation to the prices at which your shares are purchased or sold, when purchases or sales are made and the fluctuations in market price.
You are cautioned that this prospectus does not represent a change in SCANA’s dividend policy or a guarantee of future dividends. Dividends depend upon SCANA’s earnings, financial requirements, governmental regulations and other factors.
Individuals are encouraged to read and understand the provisions of the Plan. Neither the Plan Administrator nor SCANA provides any investment advice or recommendations regarding the common stock or participation in the Plan.
You must recognize that neither SCANA nor the Plan Administrator can assure you of a profit or protect you against a loss on shares of common stock purchased or sold through the Plan.
CHANGES TO THE PLAN
SCANA reserves the right to amend, modify or terminate the Plan at any time in whole or in part. Notice of any such amendment, modification or termination will be mailed to you.
ACCEPTANCE OF TERMS AND CONDITIONS OF THE PLAN BY PARTICIPANTS
The terms and conditions of the Plan and its operation are governed by the laws of the State of South Carolina. When you complete and sign the Account Authorization Form you are bound by the provisions of the Plan, any subsequent Plan amendments and all actions taken by SCANA and the Plan Administrator in operating the Plan. This also applies to heirs, executors, administrators and legal representatives of Plan participants.
The SCANA common stock is not insured by the FDIC or any other government agency, is not a deposit or other obligation of, and is not guaranteed by, Wells Fargo Shareowners Services or SCANA, and is subject to investment risks, including possible loss of principal amount invested. Common stock held in the Plan is not subject to protection under the Securities Investor Protection Act of 1970.
DESCRIPTION OF SCANA AND SUBSIDIARIES
SCANA is an energy-based holding company which, through its subsidiaries, engages principally in electric and natural gas utility operations and other energy-related businesses.

SCANA is a South Carolina corporation with general business powers, and was incorporated on October 10, 1984. SCANA’s principal executive office is located at 100 SCANA Parkway, Cayce, South Carolina 29033, telephone (803) 217-9000, and its mailing address is 220 Operation Way, Cayce, South Carolina 29033-3701.
Regulated Utilities
SCANA operates its regulated utility businesses in North Carolina and South Carolina through wholly-owned subsidiaries. The following is a discussion of SCANA’s principal regulated utility subsidiaries.
South Carolina Electric & Gas Company (“SCE&G”). SCE&G is a public utility engaged in the generation, transmission, distribution and sale of electricity and the purchase, sale and transportation, primarily at retail, of natural gas in South Carolina.
Public Service Company of North Carolina, Inc. (“PSNC Energy”). PSNC Energy is a public utility engaged primarily in purchasing, selling, transporting and distributing natural gas to residential, commercial and industrial customers in North Carolina.
Principal Nonregulated Business
SCANA Energy Marketing, Inc. (“SEMI”). SEMI markets natural gas primarily in the southeastern United States, and provides energy- related risk management services to producers and customers. A division of SEMI, SCANA Energy, markets natural gas in Georgia’s deregulated natural gas market.
The information above concerning SCANA and its subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning us and our subsidiaries, you should refer to the information described in “Where You Can Find More Information.”
RISK FACTORS
Investing in our common stock involves risks. In deciding whether to invest in our securities, you should carefully consider those risk factors included in Item 1A, “Risk Factors,” of our most recent annual report filed with the SEC on Form 10-K, as supplemented by our most recent quarterly report filed with the SEC on Form 10-Q, each of which is incorporated herein by reference, together with all of the other information presented in this prospectus and the documents we have incorporated by reference. Each of these factors could materially adversely affect our operations, financial results and the market price of our securities.
USE OF PROCEEDS
If shares of common stock are purchased directly from SCANA, the net proceeds will be used for financing capital improvements and general corporate purposes.
EXPERTS
The consolidated financial statements and the related consolidated financial statement schedule in SCANA’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of SCANA’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
Certain legal matters have been reviewed by Ronald T. Lindsay, Esq., our Senior Vice President and General Counsel, and such statements are made upon the authority of such counsel as an expert. At September 15, 2016, Mr. Lindsay owned beneficially 3,154 shares of our common stock, including shares acquired by the trustee under SCANA’s Stock Purchase-Savings Plan by use of contributions made by Mr. Lindsay and earnings thereon and including shares purchased by that trustee by use of SCANA contributions and earnings thereon.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public online at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also read and copy our SEC filings at The New York Stock Exchange offices at 20 Broad Street, New York, New York 10005.
This prospectus does not repeat important information that you can find in our registration statement and in the reports and other documents which we file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede some of this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2015; our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016; our Current Reports on Form 8-K filed on April 29, 2016, May 26, 2016, and June 8, 2016; Amendment No. 1 filed on April 29, 2016 to our current report on Form 8-K filed on October 30, 2015; the description of our common stock contained in our Registration Statement under the Exchange Act on Form 8-B dated November 6, 1984, as amended May 26, 1995, and any future filings (other than information in such documents that is deemed not to be filed) made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.
You may request a copy of our SEC filings at no cost by writing or telephoning us at the following address or phone number, as the case may be:
Investor Relations Manager
B125 SCANA Corporation
220 Operation Way
Cayce, South Carolina 29033-3701
(803) 217-9000
You may obtain more information by visiting SCANA’s website at http://www.scana.com. The information on SCANA’s website is not incorporated by reference in this prospectus, and you should not consider it part of this prospectus.
IF THERE ARE INCONSISTENCIES
As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

Contact Information
Internet
shareowneronline.com
Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.
To enroll in the Plan:
If you are an existing registered shareholder:
1.    Go to shareowneronline.com
2.    Select Sign Up Now!
3.    Enter your Authentication ID* and Account Number
*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.
If you are a new investor:
1.    Go to shareowneronline.com
2.    Under Invest in a Plan, select Direct Purchase Plan
3.    Select SCANA Corporation
4.    Under New Investors, select Invest Now
5.    Follow instructions on the Buy Shares
Email
Go to shareowneronline.com and select Contact Us.
Telephone
1-800-763-5891 Toll-Free
651-450-4064 outside the United States
Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time
You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.
Written correspondence and deposit of certificated shares*:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856
Certified and overnight delivery
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
*If sending in a certificate for deposit, see HOW TO DEPOSIT SHARES INTO THE PLAN for certificate deposit information.

2,712,348 Shares

Common Stock

SCANA INVESTOR PLUS PLAN

PROSPECTUS

DPPPRS1016SCG101

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$15,882
Printing and delivery expense	—	*
Blue sky and legal fees and expenses	10,000	*
Accounting services	15,000	*
Miscellaneous	1,118	*
Total	$42,000	*

*Estimated

Item 15. Indemnification of Directors and Officers.
The South Carolina Business Corporation Act of 1988 permits indemnification of the registrant's directors and officers in a variety of circumstances. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents. The registrant's restated articles of incorporation provide that no director of the registrant shall be liable to the registrant or its shareholders for monetary damages for breach of his or her fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit.
The registrant has entered into an indemnification agreement with each of its directors and certain of its officers and its subsidiaries’ officers. The indemnification agreements generally provide that the registrant will indemnify each of the covered directors and officers for claims arising in such person's capacity as a director, officer, employee or other agent of the registrant or its subsidiaries, provided that, among other things, such director and/or officer acted in good faith and with a view to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable grounds for believing that his or her conduct was unlawful. The indemnification agreements also provide for payment for or reimbursement of reasonable expenses incurred by an indemnitee who is a party to a proceeding in advance of final disposition of the proceeding under certain circumstances.
Item 16. Exhibits.
Exhibits required to be filed with this registration statement are listed in the exhibit index immediately following the signature page. Certain of such exhibits which have heretofore been filed with the Securities and Exchange Commission and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.
Item 17. Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cayce, State of South Carolina, on September 26, 2016.

SCANA Corporation
(Registrant)

By:	/s/ K. B. Marsh
K. B. Marsh, Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

(i) Principal executive officer and director:

By:	/s/ K. B. Marsh
K. B. Marsh, Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Director
Date:	September 26, 2016

(ii) Principal financial officer:

By:	/s/ J. E. Addison
J. E. Addison, Executive Vice President and Chief Financial Officer
Date:	September 26, 2016

(iii) Principal accounting officer:

By:	/s/ J. E. Swan, IV
J. E. Swan, IV, Vice President and Controller
Date:	September 26, 2016

(iv) Other directors:
*G. E. Aliff; J. A. Bennett; John F.A.V. Cecil; S. A. Decker; D. M. Hagood; J. M. Micali; L. M. Miller; J. W. Roquemore; M. K. Sloan; and A. Trujillo

*Signed on behalf of each of these persons:

By:	/s/ R. T. Lindsay
R. T. Lindsay
(Attorney-in-Fact)
Date:	September 26, 2016

EXHIBIT INDEX
Exhibit No.    Description

4.01	Restated Articles of Incorporation of SCANA Corporation as adopted on April 26, 1989 (Filed as Exhibit 3-A to Registration Statement No. 33‑49145 and incorporated by reference herein)

4.02	Articles of Amendment adopted on April 27, 1995 (filed as Exhibit 4-B to Registration Statement No. 33‑62421 and incorporated by reference herein)

4.03	Articles of Amendment effective April 25, 2011 (Filed as Exhibit 4.03 to Registration Statement No. 333‑174796 and incorporated by reference herein)

4.04	Bylaws of SCANA Corporation as amended and restated as of February 19, 2009 (Filed as Exhibit 4.04 to Registration Statement No. 333‑174796 and incorporated by reference herein)

5.01	Opinion re legality (Filed herewith)

23.01	Consent of Deloitte & Touche LLP (Filed herewith)

23.02	Consent of Ronald T. Lindsay (Included in Exhibit 5.01)

24.01	Power of Attorney (Filed herewith)